Exhibit 99.1

-8655
FOR IMMEDIATE RELEASE For more information contact: Mandi Hogan (805) 981-8655

LTC REPORTS 2024 SECOND QUARTER RESULTS

WESTLAKE VILLAGE, CALIFORNIA, July 29, 2024 -- LTC Properties, Inc. (NYSE: LTC) (“LTC” or the “Company”), a real estate investment trust that primarily invests in seniors housing and health care properties, today announced operating results for the second quarter ended June 30, 2024.

	Three Months Ended
	June 30,
(unaudited, amounts in thousands, except per share data)	2024	2023
Total revenues	$50,116	$48,246
Net income available to common stockholders	$19,188	6,028
Diluted earnings per common share	$0.44	$0.15
NAREIT funds from operations ("FFO") attributable to common stockholders(1)	$28,244	$27,178
NAREIT diluted FFO per common share(1)	$0.65	$0.66
FFO attributable to common stockholders, excluding non-recurring items(1)	$29,266	$27,178
Funds available for distribution ("FAD")(1)	$29,548	$27,935
FAD, excluding non-recurring items(1)	$28,662	$27,935

(1)	NAREIT FFO and FAD are non-GAAP financial measures. A reconciliation of these measures is included in the tables at the end of this press release.

More detailed financial information is available in the tables at the end of this press release, the Company’s Supplemental Operating and Financial Data presentation for the 2024 second quarter, and its Form 10-Q, as filed with the Securities and Exchange Commission, both of which can be found on LTC’s investor relations website at www.ir.ltcreit.com.

Second Quarter 2024 Financial Results:

●	Total revenues increased as the result of higher interest income from mortgage and mezzanine loan originations in 2023, construction loan funding in 2024, interest rate escalations, and insurance proceeds related to sold properties.
●	Expenses decreased primarily due to the impairment loss in the year-ago period, a decrease in interest expense due to scheduled principal paydowns on the Company’s senior unsecured notes, partially offset by an increase in general and administrative expense, and an increase in provisions for credit losses.
●	Income from unconsolidated joint ventures increased as a result of a 2024 mortgage loan origination.

2024 Second Quarter Portfolio Update:

Investment

●	As previously announced, originated a $12.7 million mortgage loan secured by a skilled nursing and assisted living campus with 78 units and 104 beds in Texas. The five-year mortgage loan is interest only at a current rate of 9.15%. The investment is accounted for as an unconsolidated joint venture, and is expected to generate approximately $884,000 of revenue in 2024.

Operator Update – ALG Senior (“ALG”)

●	LTC deferred a total of $1.5 million in rent from ALG for May and June of 2024 on a portfolio of 11 assisted living communities in North Carolina that the Company owns through a joint venture accounted for as a financing receivable, with a balance of $121.4 million at June 30, 2024. Additionally, LTC agreed to defer up to approximately $250,000 in rent per month for July through December 2024, or a total of up to $1.5 million.
●	LTC also amended a lease on another assisted living community operated by ALG. Under the amendment, no rent is due for May through September 2024, with quarterly market-based rent resets thereafter. Previous annualized rent was approximately $900,000. LTC wrote-off $321,000 of straight-line rent receivable related to this lease during the 2024 second quarter.
●	LTC funded $8.3 million under two mortgage loans receivable due from affiliates of ALG.
●	Concurrently with the mortgage loans receivable funding, LTC entered into two joint venture investments related to 17 properties operated by ALG in North and South Carolina, as follows:
o	Exchanged its $64.5 million mortgage loan receivable for 53% interest in a joint venture that owns 13 assisted living communities in North Carolina (12) and South Carolina (1).
o	Exchanged its $38.0 million mortgage loans receivable for 93% interest in a joint venture that owns four assisted living communities and a parcel of land in North Carolina.
o	Each of the joint ventures concurrently leased the properties to an affiliate of ALG under separate 10-year master leases maturing at the end of June 2034, with purchase options available through June 2028. Combined contractual annualized cash income under the leases is $7.4 million, compared with $6.9 million of annualized cash interest under the previous mortgage loans, as a result of the additional $8.3 million in cash LTC invested. Due to the purchase options given to the seller, these investments are being accounted for as financing receivables.
●	All of LTC’s investments with ALG are now cross-defaulted and cross-collateralized, providing the Company with added security.

Asset Sales and Payoff

●	Sold two closed properties located in Texas for $500,000, as previously disclosed, and received $397,000 of proceeds, net of transaction cost.
●	Received $2.0 million from the payoff of a mortgage loan secured by a parcel of land in Missouri.

Transition

●	As previously announced, transitioned a 56-unit assisted living community in Texas to an operator new to LTC.

Amendments and Extensions

●	Amended a master lease with HMG Healthcare (“HMG”) covering 11 skilled nursing centers in Texas to extend the term through December 2028. As a condition of the amendment, HMG agreed to repay $11.9 million on its $13.5 million working capital note during the 2024 second quarter, which was subsequently amended to July 11, 2024. During and subsequent to the second quarter, the $11.9 million was paid in full. HMG’s current working capital note repayment obligation is $1.6 million, which is interest free and will be repaid ratably through the end of 2028.
●	An operator exercised its renewal option through February 2030. Annual cash rent for 2024 is $8.0 million, escalating 2.5% annually.

Activities Subsequent to June 30, 2024:

●	Committed to fund a $26.1 million mortgage loan for the construction of a 116-unit independent living, assisted living and memory care community in Illinois. The borrower contributed $12.3 million of equity which will initially fund the construction. Once all of the borrower’s equity has been drawn, expected in early 2025, LTC will begin funding the commitment. The loan term is approximately six years at a current rate of 9.0% and IRR of 9.5%;
●	Sold an 80-unit assisted living community in Texas to the operator for $8.0 million. LTC anticipates recording a gain on sale of approximately $3.6 million. The operator paid $441,000 in rent through the remainder of the initial lease term.
●	Recorded $2.6 million of income from former operators related to portfolio transitions in prior years.

Balance Sheet and Liquidity at June 30, 2024:

LTC had total liquidity of $189.3 million, including $6.2 million of cash on hand, $118.2 million available under the Company’s unsecured revolving line of credit, and the potential ability to access the capital markets through the issuance of $64.9 million of common stock under LTC’s equity distribution agreements.

Conference Call Information

LTC will conduct a conference call on Tuesday, July 30, 2024, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time), to provide commentary on its performance and operating results for the quarter ended June 30, 2024. The conference call is accessible by telephone and the internet. Interested parties may access the live conference call via the following:

Webcast	www.LTCreit.com
USA Toll-Free Number	(888) 506-0062
International Number	(973) 528-0011
Conference Access Code	927824

Additionally, an audio replay of the call will be available one hour after the live call through August 13, 2024 via the following:

USA Toll-Free Number	(877) 481-4010
International Number	(919) 882-2331
Conference Number	50745

About LTC

LTC is a real estate investment trust (REIT) investing in seniors housing and health care properties primarily through sale-leasebacks, mortgage financing, joint-ventures and structured finance solutions including preferred equity and mezzanine lending. LTC’s investment portfolio includes 194 properties in 26 states with 31 operating partners. Based on its gross real estate investments, LTC’s investment portfolio is comprised of approximately 50% seniors housing and 50% skilled nursing properties. Learn more at www.LTCreit.com.

Forward-Looking Statements

This press release includes statements that are not purely historical and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. Please see LTC’s most recent Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, and its other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and LTC assumes no obligation to update such forward-looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward-looking statements due to the risks and uncertainties of such statements.

(financial tables follow)

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues:
Rental income	$31,657	$31,537	$65,206	$63,272
Interest income from financing receivables(1)	3,830	3,830	7,660	7,581
Interest income from mortgage loans	12,661	11,926	25,109	23,170
Interest and other income	1,968	953	3,507	3,723
Total revenues	50,116	48,246	101,482	97,746

Expenses:
Interest expense	10,903	11,312	21,948	21,921
Depreciation and amortization	9,024	9,376	18,119	18,586
Impairment loss	—	12,076	—	12,510
Provision for credit losses	703	187	727	1,918
Transaction costs	380	91	646	208
Property tax expense	3,247	3,187	6,630	6,480
General and administrative expenses	6,760	6,091	13,251	12,385
Total expenses	31,017	42,320	61,321	74,008

Other operating income:
(Loss) gain on sale of real estate, net	(32)	302	3,219	15,675
Operating income	19,067	6,228	43,380	39,413
Income from unconsolidated joint ventures	671	376	1,047	752
Net income	19,738	6,604	44,427	40,165
Income allocated to non-controlling interests	(377)	(430)	(836)	(857)
Net income attributable to LTC Properties, Inc.	19,361	6,174	43,591	39,308
Income allocated to participating securities	(173)	(146)	(338)	(293)
Net income available to common stockholders	$19,188	$6,028	$43,253	$39,015

Earnings per common share:
Basic	$0.44	$0.15	$1.01	$0.95
Diluted	$0.44	$0.15	$1.00	$0.95

Weighted average shares used to calculate earnings per
common share:
Basic	43,171	41,145	43,030	41,113
Diluted	43,463	41,232	43,322	41,200

Dividends declared and paid per common share	$0.57	$0.57	$1.14	$1.14

(1)	Represents rental income from acquisitions through sale-leaseback transactions, subject to leases that contain purchase options. In accordance with GAAP, the properties are required to be presented as financing receivables on the Consolidated Balance Sheets and the rental income to be presented as Interest income from financing receivables on the Consolidated Statements of Income.

LTC PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except per share amounts)

	June 30, 2024	December 31, 2023
	(unaudited)	(audited)
ASSETS
Investments:
Land	$119,141	$121,725
Buildings and improvements	1,216,774	1,235,600
Accumulated depreciation and amortization	(390,863)	(387,751)
Operating real estate property, net	945,052	969,574
Properties held-for-sale, net of accumulated depreciation: 2024—$1,906; 2023—$3,616	4,248	18,391
Real property investments, net	949,300	987,965
Financing receivables,(1) net of credit loss reserve: 2024—$3,615; 2023—$1,980	357,910	196,032
Mortgage loans receivable, net of credit loss reserve: 2024—$3,927; 2023—$4,814	389,448	477,266
Real estate investments, net	1,696,658	1,661,263
Notes receivable, net of credit loss reserve: 2024—$590; 2023—$611	58,405	60,490
Investments in unconsolidated joint ventures	30,504	19,340
Investments, net	1,785,567	1,741,093

Other assets:
Cash and cash equivalents	6,174	20,286
Debt issue costs related to revolving line of credit	1,621	1,557
Interest receivable	57,465	53,960
Straight-line rent receivable	18,706	19,626
Lease incentives	3,573	2,607
Prepaid expenses and other assets	17,610	15,969
Total assets	$1,890,716	$1,855,098

LIABILITIES
Revolving line of credit	$281,750	$302,250
Term loans, net of debt issue costs: 2024—$267; 2023—$342	99,733	99,658
Senior unsecured notes, net of debt issue costs: 2024—$1,138; 2023—$1,251	479,522	489,409
Accrued interest	4,997	3,865
Accrued expenses and other liabilities	41,957	43,649
Total liabilities	907,959	938,831

EQUITY
Stockholders’ equity:
Common stock: $0.01 par value; 60,000 shares authorized; shares issued and outstanding: 2024—43,491; 2023—43,022	435	430
Capital in excess of par value	1,005,468	991,656
Cumulative net income	1,677,986	1,634,395
Accumulated other comprehensive income	5,965	6,110
Cumulative distributions	(1,800,715)	(1,751,312)
Total LTC Properties, Inc. stockholders’ equity	889,139	881,279
Non-controlling interests	93,618	34,988
Total equity	982,757	916,267
Total liabilities and equity	$1,890,716	$1,855,098

(1)	Represents acquisitions through sale-leaseback transactions, subject to leases that contain purchase options. In accordance with GAAP, the properties are required to be presented as financing receivables on the Consolidated Balance Sheets.

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, amounts in thousands)

	Six Months Ended June 30,
	2024	2023
OPERATING ACTIVITIES:
Net income	$44,427	$40,165
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,119	18,586
Stock-based compensation expense	4,522	4,226
Impairment loss	—	12,510
Gain on sale of real estate, net	(3,219)	(15,675)
Income from unconsolidated joint ventures	(1,047)	(752)
Income distributions from unconsolidated joint ventures	421	—
Straight-line rental adjustment	598	888
Exchange of prepayment fee for participating interest in mortgage loan	—	(1,380)
Adjustment for collectability of rental income and lease incentives	321	26
Amortization of lease incentives	438	413
Provision for credit losses	727	1,918
Application of interest reserve	(233)	(1,609)
Amortization of debt issue costs	535	600
Other non-cash items, net	48	47
Change in operating assets and liabilities
Lease incentives funded	(1,594)	(19)
Increase in interest receivable	(4,135)	(4,593)
Increase (decrease) in accrued interest payable	1,132	(1,364)
Net change in other assets and liabilities	(3,150)	(7,453)
Net cash provided by operating activities	57,910	46,534
INVESTING ACTIVITIES:
Investment in real estate properties	(319)	(43,759)
Investment in real estate capital improvements	(3,635)	(3,230)
Proceeds from sale of real estate, net	25,664	37,553
Investment in financing receivables	—	(112,712)
Investment in real estate mortgage loans receivable	(16,054)	(70,603)
Principal payments received on mortgage loans receivable	2,393	251
Investments in unconsolidated joint ventures	(11,164)	—
Advances and originations under notes receivable	(188)	(866)
Principal payments received on notes receivable	2,294	5,965
Net cash used in investing activities	(1,009)	(187,401)
FINANCING ACTIVITIES:
Borrowings from revolving line of credit	19,200	224,950
Repayment of revolving line of credit	(39,700)	(28,600)
Principal payments on senior unsecured notes	(10,000)	(11,000)
Proceeds from common stock issued	10,974	1,777
Distributions paid to stockholders	(49,403)	(47,162)
Distributions paid to non-controlling interests	(109)	(812)
Financing costs paid	(411)	(20)
Cash paid for taxes in lieu of shares upon vesting of restricted stock	(1,533)	(1,619)
Other	(31)	—
Net cash (used in) provided by financing activities	(71,013)	137,514
Decrease in cash and cash equivalents	(14,112)	(3,353)
Cash and cash equivalents, beginning of period	20,286	10,379
Cash and cash equivalents, end of period	$6,174	$7,026

Supplemental disclosure of cash flow information:
Interest paid	$20,281	$22,685
Non-cash investing and financing transactions:
Contribution from non-controlling interest	$61,025	$12,964
Investment in financing receivables	$(163,460)	$—
Exchange of mezzanine loan and related prepayment fee for participating interest in mortgage loan	$—	$(8,841)
Exchange of mortgage loans for controlling interests in joint ventures accounted for as financing receivables	$102,435	$—
Reserves withheld at financing and mortgage loan receivable origination	$—	$(5,147)
Accretion of interest reserve recorded as mortgage loan receivable	$233	$1,609
Increase (decrease) in fair value of interest rate swap agreements	$145	$(151)
Distributions paid to non-controlling interests	$817	$—
Distributions paid to non-controlling interests related to property sale	$2,305	$—
Mortgage loan receivable reserve withheld at origination	$—	$1,506

Supplemental Reporting Measures

FFO and FAD are supplemental measures of a real estate investment trust’s (“REIT”) financial performance that are not defined by U.S. generally accepted accounting principles (“GAAP”). Investors, analysts and the Company use FFO and FAD as supplemental measures of operating performance. The Company believes FFO and FAD are helpful in evaluating the operating performance of a REIT. Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. We believe that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO and FAD facilitate like comparisons of operating performance between periods. Occasionally, the Company may exclude non-recurring items from FFO and FAD in order to allow investors, analysts and management to compare the Company’s operating performance on a consistent basis without having to account for differences caused by unanticipated items.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means net income available to common stockholders (computed in accordance with GAAP) excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing the Company’s FFO to that of other REITs.

We define FAD as FFO excluding the effects of straight-line rent, amortization of lease inducement, effective interest income, deferred income from unconsolidated joint ventures, non-cash compensation charges, capitalized interest and non-cash interest charges. GAAP requires rental revenues related to non-contingent leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. This method results in rental income in the early years of a lease that is higher than actual cash received, creating a straight-line rent receivable asset included in the consolidated balance sheet. At some point during the lease, depending on its terms, cash rent payments exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term. Effective interest method, as required by GAAP, is a technique for calculating the actual interest rate for the term of a mortgage loan based on the initial origination value. Similar to the accounting methodology of straight-line rent, the actual interest rate is higher than the stated interest rate in the early years of the mortgage loan thus creating an effective interest receivable asset included in the interest receivable line item in the consolidated balance sheet and reduces down to zero when, at some point during the mortgage loan, the stated interest rate is higher than the actual interest rate. FAD is useful in analyzing the portion of cash flow that is available for distribution to stockholders. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents annual distributions to common shareholders expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs.

While the Company uses FFO and FAD as supplemental performance measures of the cash flow generated by operations and cash available for distribution to stockholders, such measures are not representative of cash generated from operating activities in accordance with GAAP, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income available to common stockholders.

Reconciliation of FFO and FAD

The following table reconciles GAAP net income available to common stockholders to each of NAREIT FFO attributable to common stockholders and FAD (unaudited, amounts in thousands):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2024		2023	2024		2023

GAAP net income available to common stockholders	$19,188		$6,028	$43,253		$39,015
Add: Impairment loss	—		12,076	—		12,510
Add: Depreciation and amortization	9,024		9,376	18,119		18,586
Add (Less): Loss (Gain) on sale of real estate, net	32		(302)	(3,219)		(15,675)
NAREIT FFO attributable to common stockholders	28,244		27,178	58,153		54,436

Add: Non-recurring items	1,022	(1)	—	(1,355)	(1)	262	(1)
FFO attributable to common stockholders, excluding non-recurring items	$29,266		$27,178	$56,798		$54,698

NAREIT FFO attributable to common stockholders	$28,244		$27,178	58,153		54,436
Non-cash income:
Add: straight-line rental adjustment	48		423	598		888
Add: amortization of lease incentives	205		230	438		439
Add: Other non-cash contra-revenue	321	(2)	—	321	(2)	—
Less: Effective interest income	(2,293)		(2,220)	(3,937)		(3,828)
Net non-cash income	(1,719)		(1,567)	(2,580)		(2,501)

Non-cash expense:
Add: Non-cash compensation charges	2,320		2,137	4,522		4,225
Add: Provision for credit losses	703	(3)	187	727	(3)	1,918	(3)
Net non-cash expense	3,023		2,324	5,249		6,143

Funds available for distribution (FAD)	$29,548		$27,935	60,822		58,078

Less: Non-recurring income	(886)	(1)	—	(3,263)	(1)	(1,570)	(1)
Funds available for distribution (FAD), excluding non-recurring items	$28,662		$27,935	$57,559		$56,508

(1)	See the reconciliation of non-recurring items on the following page for further detail.
(2)	Represents the straight-line rent receivable write-off of $321 related to converting a lease to fair market rent.
(3)	Includes provision for credit losses reserve recorded upon origination of acquisitions accounted for as financing receivables, and mortgage loans, offset by mortgage loan payoffs. See the reconciliation of non-recurring items on the following page for further detail.

Reconciliation of FFO and FAD (continued)

The following table continues the reconciliation between GAAP net income available to common stockholders and each of NAREIT FFO attributable to common stockholders and FAD by reconciling the non-recurring items (unaudited, amounts in thousands):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2024		2023	2024		2023
Reconciliation of non-recurring adjustments to NAREIT FFO:
Provision for credit losses reserve recorded upon origination	$1,635	(1)	$—	$1,635	(1)	$1,832	(1)
Provision for credit losses recovery related to loan payoffs	(934)	(1)	—	(934)	(1)	—
Add: Total provision for credit losses non-recurring adjustments	701		—	701		1,832
Add: Straight-line rent receivable write-off	321	(2)	—	321	(2)	—
Deduct: Mortgage interest income related to the exit IRR received	—		—	—		(1,570)	(3)
Deduct: Rental income related to the repayment of rent credit	—		—	(2,377)	(4)	—
Total non-recurring adjustments to NAREIT FFO	$1,022		$—	$(1,355)		$262

Reconciliation of non-recurring adjustments to FAD:
Deduct: Mortgage interest income related to the exit IRR received	$(886)	(3)	$—	$(886)	(3)	$(1,570)	(5)
Deduct: Rental income related to the repayment of rent credit	—		—	(2,377)	(4)	—
Total non-recurring cash adjustments to FAD	$(886)		$—	$(3,263)		$(1,570)

(1)	A 1% credit loss reserve is taken upon origination of financing transactions, then decreased as the balance is paid down through scheduled principal payments and payoffs.
a.	During 2024, LTC acquired $163,460 of properties accounted for as financing receivables.
b.	During 2023, LTC acquired $121,321 of properties accounted for as financing receivables and originated two mortgage loans totaling $61,861.
c.	Received $102,435 from the payoff of three mortgage loans during 2024.
(2)	Represents the straight-line rent receivable write-off related to a lease that converted to fair market rent during 2Q 2024. The straight-line rent write-off is a contra-revenue on the Consolidated Statements of Income.
(3)	The exit IRR income was received upon the payoff of three mortgage loans in 2024. The exit IRR was previously recorded ratably over the term of the loan through effective interest income.
(4)	The rent credit was received in connection with the sale of a 110-unit assisted living community in Wisconsin. The rent credit was provided to the operator during new construction lease-up.
(5)	The exit IRR income was received upon the payoff of two mezzanine loans in 2023 and was not previously recorded.

Reconciliation of FFO and FAD (continued)

The following table continues the reconciliation between GAAP net income available to common stockholders and each of NAREIT FFO attributable to common stockholders and FAD (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

NAREIT Basic FFO attributable to common stockholders per share	$0.65	$0.66	$1.35	$1.32
NAREIT Diluted FFO attributable to common stockholders per share	$0.65	$0.66	$1.34	$1.32

NAREIT Diluted FFO attributable to common stockholders	$28,417	$27,324	$58,491	$54,729
Weighted average shares used to calculate NAREIT diluted FFO per share attributable to common stockholders	43,767	41,489	43,613	41,454

Diluted FFO attributable to common stockholders, excluding non-recurring items	$29,439	$27,324	$57,136	$54,991
Weighted average shares used to calculate diluted FFO, excluding non-recurring items, per share attributable to common stockholders	43,767	41,489	43,613	41,454

Diluted FAD	$29,721	$28,081	$61,160	$58,371

Weighted average shares used to calculate diluted FAD per share	43,767	41,489	43,613	41,454

Diluted FAD, excluding non-recurring items	$28,835	$28,081	$57,897	$56,801
Weighted average shares used to calculate diluted FAD, excluding non-recurring items, per share	43,767	41,489	43,613	41,454